Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marinus Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-221243) and Form S-8 (Nos. 333-233131, 333-219613 and 333-200701) of Marinus Pharmaceuticals, Inc. of our reports dated March 16, 2020, with respect to the consolidated balance sheets of Marinus Pharmaceuticals, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Marinus Pharmaceuticals, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

Our report dated March 16, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Marinus Pharmaceuticals, Inc. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness was identified related to ineffective Information Technology (IT) general controls related to segregation of duties within the Company’s IT systems which are part of the Company’s internal control over financial reporting. Process-level controls that were dependent upon information derived from these IT systems were also determined to be ineffective. These deficiencies were the result of ineffective IT risk assessment which did not identify the risks associated with segregation of duties within these IT systems.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2020